Exhibit 99.1

Globe Specialty Metals and Grupo FerroAtlántica Announce Leadership Positions in Connection with Planned Combination

MIAMI and MADRID – July 13, 2015 (GLOBE NEWSWIRE) – Globe Specialty Metals, Inc. (NASDAQ: GSM) and Grupo FerroAtlántica today announced new leadership positions in connection with their planned business combination to create a leading international silicon and specialty metals producer.

Following the close of the transaction, Pedro Larrea Paguaga, current Chairman and Chief Executive Officer of Grupo FerroAtlántica, will be CEO of the combined company. Joseph Ragan, current Chief Financial Officer of Globe, will assume the role of CFO of the combined company.

Alan Kestenbaum said, “We will maintain our intense focus on financial discipline and keeping our balance sheet flexible and poised for growth. We have benefited from Joe’s leadership at Globe over the past two years, and the leadership of Grupo FerroAtlántica recognizes the value he brings. Pedro’s leadership has been key in making FerroAtlántica the world leader it is today and I believe that by working with Pedro, Joe and the rest of the management team, we will be positioned to deliver superior value to all our stakeholders.”

Jeff Bradley separately advised Globe that he desired to step down as Globe CEO at the end of August to pursue other interests. At that time, Globe Executive Chairman and Founder Alan Kestenbaum will assume the additional role of CEO through the transaction close. Following the close, Mr. Kestenbaum will, as previously announced, serve as Executive Chairman of the combined company.

Alan Kestenbaum said: “I am grateful to Jeff for his leadership over the past seven years – his contributions have been invaluable in guiding Globe through a period of exceptional growth and building it into the world-leading business it is today. We continue to look forward to the completion of our business combination with Grupo FerroAtlántica, creating a premier global player in the fast-growing silicon metal industry.”

Jeff Bradley said: “I have thoroughly enjoyed leading this dynamic company. I am proud that the company is in a strong position and is well-placed to benefit from the business combination with Grupo FerroAtlántica, creating a leading business with greater international reach, a broader production base, and opportunities for further cost reductions.”

Javier Lopez Madrid, CEO of Grupo Villar Mir and Vice-Chairman of Grupo FerroAtlántica, said: “We have enjoyed working with Jeff on the transition and benefiting from his knowledge and expertise. We remain excited about the combination of our two companies and the significant potential to create value for our shareholders from our combined, global platform; together, we will be able to access new markets and accelerate our growth strategies.”

Additionally, José María Calvo-Sotelo will be appointed as Vice President of Financial Planning and Analysis of the combined company and Stephen Lebowitz will be appointed as Chief Legal Officer of the combined company.

Completion of the transaction remains subject to Globe shareholder approval, regulatory approval and other customary closing conditions. Both companies continue to expect the transaction to close in the fourth quarter of 2015.

About Globe

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in Miami, Florida. For further information please visit our web site at www.glbsm.com.

About Grupo FerroAtlántica

Grupo FerroAtlántica, S.A.U., is the parent company of a group of businesses in the following four areas: electrometallurgy, energy, mining and photovoltaic solar technology. The Group currently operates fifteen production centers, working in the field of electrometallurgy: five in Spain, six in France, one in Venezuela, two in South Africa and one in China. Currently, the Group is a world-leader in the production of silicon metal, a leading producer of ferroalloys in the European Union, a leading independent Spanish producer of hydroelectric energy. Grupo FerroAtlántica is wholly owned by Grupo Villar Mir. For more information, visit www.ferroatlantica.es.

Contact Information

For media, please contact:

Steve Lipin/Cindy Leggett-Flynn

Brunswick Group

212-333-3810

For investors, please contact:

Joe Ragan

Chief Financial Officer

Globe Specialty Metals

jragan@glbsm.com

786-509-6925

Important Information

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict(s),” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the timing to complete the proposed transaction, including the receipt of shareholder approval and satisfaction of the other conditions to completion of the transaction; that regulatory approvals required for the proposed transaction may not be obtained on the terms expected or on the anticipated schedule; the possibility that the parties may be unable to successfully integrate Globe’s and Grupo FerroAtlántica’s operations and that such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees may be difficult; regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; ability to acquire or renew permits and approvals; and other factors identified in the Company’s periodic reports filed with the SEC. Additional information concerning these and other factors can be found in Globe’s filings with the Securities and Exchange Commission (“SEC”), including Globe’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and the parties undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction among Globe, Grupo Villar Mir, Grupo FerroAtlántica and VeloNewco. In connection with the proposed transaction, VeloNewco has filed with the SEC a registration statement on Form F-4, which includes a preliminary proxy statement of Globe that also constitutes a preliminary prospectus of VeloNewco. The information in the preliminary proxy statement/prospectus is not complete and may be changed and further amended. Investors and security holders are urged to read the definitive proxy statement/prospectus when it becomes available, together with all other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website, http://www.sec.gov, or for free from Globe by contacting the Corporate Secretary, Globe Specialty Metals, 600 Brickell Avenue, Suite 1500, Miami, FL 33131, telephone: 786-509-6900 (for documents filed with the SEC by Globe) or from Grupo Villar Mir by contacting Investor Relations, Torre Espacio, Paseo de la Castellana, 259 D 49a, 28046 Madrid, Spain, +34 91 556 7347 (for documents filed with the SEC by Grupo Villar Mir, Grupo FerroAtlantica or VeloNewco).

Participants in Solicitation

Globe, Grupo Villar Mir, Grupo FerroAtlántica and VeloNewco and their directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of Globe common stock with respect to the proposed transaction. Information about Globe’s directors and executive officers is set forth in the proxy statement for Globe’s 2014 Annual Meeting of Stockholders, which was filed with the SEC on October 27, 2014. To the extent holdings of Globe securities have changed since the amounts contained in the proxy statement for Globe’s 2014 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement/prospectus regarding the acquisition (once available). These documents (when available) may be obtained free of charge from the SEC’s website http://www.sec.gov, or from Globe and Grupo Villar Mir using the contact information above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.